EXHIBIT 10.14

SESAC Internet Performance License for Pandora

This License Agreement, including any attached Schedules (the “Agreement”) is made in New York by and between SESAC, Inc. (“SESAC”), a New York Corporation, with offices at 55 Music Square East, Nashville, TN 37203, and Pandora Media, Inc. (“LICENSEE”) a California Corporation with offices at 360 22nd Street, Suite 440, Oakland, CA 94612. (LICENSEE’S current telephone number is (510) 451-4100, current fax number is (510) 451-4286 and the current email contact is jkennedy@pandora.com.)

WHEREAS, SESAC is a music performing rights organization authorized by its affiliated music publishers, songwriters and composers to issue licenses and collect license fees on their behalf; and

WHEREAS, LICENSEE operates a digital media service, as specifically described herein; and

WHEREAS, the operation of LICENSEE’s service may involve the public performance of musical compositions; and

WHEREAS, such performances may require the exercise of certain exclusive rights in and to musical compositions, including those that SESAC is authorized to license; and

WHEREAS, the parties acknowledge that the authorization to exercise these rights has monetary value; and

WHEREAS, the parties acknowledge that the fee structures for licenses covering digital media services are developing; and

WHEREAS, the parties intend that the terms and conditions of this license agreement shall be considered experimental in nature, non-prejudicial to the positions that either party may take in subsequent discussions and non-precedential with regard to any future agreements;

NOW, THEREFORE, SESAC and LICENSEE hereby mutually agree as follows:

1.	Effective Date and Term

This Agreement shall be effective as of July 1, 2007 (the “Effective Date”)

a)	The term of this Agreement shall be for an initial period that commences on the Effective Date continuing for a period of one (1) year (the “Initial Period”). Thereafter, this Agreement shall automatically continue in full force and effect for successive additional periods of one (1) year (the “Renewal Period(s)”). SESAC and/or LICENSEE shall have the right to terminate this Agreement as of the last day of the Initial Period or as of the last day of any Renewal Period, upon giving written notice to the other party by certified mail, return receipt requested, at least thirty (30) days but no more than sixty (60) days prior to the commencement of any Renewal Period(s). The Initial Period and Renewal Period(s) are sometimes collectively referred to herein as the “Term.”

b)	Notwithstanding anything to the contrary contained herein, SESAC shall have the right to terminate this Agreement: (i) at any time upon written notice to LICENSEE in the event LICENSEE is adjudicated bankrupt, or a petition in bankruptcy is filed with respect to LICENSEE, or LICENSEE is declared or becomes insolvent; or (ii) upon thirty (30) days written notice by reason of any law, rule, decree or other enactment having the force of law, by any authority, whether federal, state, local, territorial or otherwise, which shall result in substantial interference in SESAC’s operation or any substantial increase in the cost of conducting its business.

c)	In the event LICENSEE fails to pay any License Fee when due or is otherwise in default or breach of any other provision of this Agreement, and LICENSEE has not cured such breach within thirty (30) days following SESAC’s written notice of such default or breach, then SESAC shall have the right to terminate this Agreement in addition to pursuing any and all other rights and/or remedies available to SESAC.

2.	Selected Definitions

For the purposes of this Agreement only, the following terms shall have the following meanings:

a)	“Compositions” means all of the musical works for which SESAC is authorized to license the public performance right.

b)	The “Licensed Service” means LICENSEE’s digital radio service currently marketed as “Pandora” and available via Pandora.com (including those instances when the service is accessed through other affiliate websites (the “Affiliate Websites”), including, without limitation, those instances when the Licensed Service is accessed through mobile phones and other broadband connected devices as well as through conventional computer systems, by means of which LICENSEE offers audio-only content to end users by Streaming. The Licensed Service provides end users the ability to influence the Streams delivered by providing information regarding the particular end user’s musical preferences.

c)	“Pandora.com” means the Web Site currently located at the Uniform Resource Locator www.pandora.com including all subdomains thereof.

d)	“Web Page” means a set of associated computer files transmitted sequentially from a Web Site to a browser program that simultaneously renders them to an end user.

e)	“Web Site” means a series of Web Pages that is produced and transmitted over the Internet to individual end users who access the Web Site and receive such Web Pages by means of a personal computer or other device capable of receiving Internet transmissions.

3.	Grant of Rights

Subject to the terms and conditions set forth in this Agreement, SESAC grants to LICENSEE the nonexclusive right and license to publicly perform non-dramatic renditions of the Compositions solely to the extent necessary to effectuate the Licensed Service.

4.	Limitation of Rights

a)	Except as provided for in Paragraph 3 above, nothing contained herein shall be construed as permitting LICENSEE to publicly perform, transmit, re-transmit or reproduce any Composition by any means, medium, method, device or process now or hereafter known.

b)	Except as provided for in Paragraph 3 above, nothing contained herein shall be construed as permitting LICENSEE to grant to others the right to publicly perform, transmit, re-transmit or reproduce any Composition by any means, medium, method, device or process now or hereafter known, or as permitting any receiver of the performance of the Composition to publicly perform, transmit or reproduce the Composition by any means, medium, method, device or process now or hereafter known, without first obtaining a written license from SESAC or its respective affiliated copyright owners.

c)	This Agreement shall specifically exclude “Grand Rights” in and to the Compositions. For the purposes of this Agreement, “Grand Rights” include, but are not limited to, the right to perform in whole or in part, dramatico-musical works and dramatic works in a dramatic setting.

d)	The performances licensed hereunder may be accessed at any location, whether or not such location is licensed to publicly perform the Compositions. However, nothing in this Agreement shall be deemed to grant a license with respect to such locations or as permitting any receiver of any performance of the musical compositions licensed hereunder, including without limitation commercial and non-commercial establishments where all or any portion of the Licensed Service is audible, to transmit, retransmit, televise, perform or reproduce said compositions by any means, medium, method, device or process now or hereafter known.

e)	The authorization provided in Paragraph 3 above shall expressly exclude transmissions, which are made on or through Web Sites other than Pandora.com except in those instances where the Licensed Service is accessed at such other Web Sites via a link which, when selected, launches a player window or Web Page bearing a “pandora” domain and through which the Streams authorized hereunder are transmitted (e.g. as currently exhibited at MSN Radio).

5.	License Fee

a)	In consideration of the rights granted herein, LICENSEE shall pay to SESAC a License Fee in accordance with Schedule “A” attached hereto and incorporated herein by this reference as if fully rewritten herein.

b)	Effective each January 1 during any Renewal Period of the Term, the Semi-Annual Minimum Fee and the Music Multiplier set forth in Schedule “A” may be increased yearly by the greater of five percent (5%) and the amount of the percent increase in the Consumer Price Index -All Urban Consumer (CPI-U) as published by the Bureau of Labor Statistics, U.S. Department of Labor, between the most recent October and the preceding October.

c)	In the event that SESAC is determined by the taxing authority or courts of any state in which LICENSEE conducts its operations to be liable for the payment of a gross receipts, sales, use,

business use or other tax which is based on the amount of SESAC’s receipts from LICENSEE, then LICENSEE shall reimburse SESAC, within thirty (30) days of SESAC’s written demand therefor, for LICENSEE’s pro rata share of any such tax derived from receipts received from LICENSEE.

d)	SESAC shall have the right to impose a late payment charge of one and one-half percent (1.5%) per month for any License Fee payment that is more than thirty (30) days past due. SESAC shall have the right to impose an additional charge of $35.00 for each dishonored check or other form of payment. In the event that SESAC incurs any reasonable costs or fees in connection with the collection of any amounts past due to SESAC hereunder, then LICENSEE shall be responsible for paying such amounts to SESAC.

6.	Verification

a)	SESAC shall have the right, on thirty (30) days prior written notice, to examine LICENSEE’s books and records to such extent as may be necessary to verify LICENSEE’s reports, payments, statements and computations required by this Agreement. In connection with such an examination, LICENSEE agrees to furnish all pertinent books and records related to LICENSEE’s reports required under this Agreement, including electronic records in industry standard format, to SESAC’s authorized representatives. Such books and records shall be kept by LICENSEE in accordance with Generally Accepted Accounting Principles and shall be retained for at least three (3) years following any expiration or other termination of this Agreement. SESAC’s exercise of any rights under this provision shall not prejudice any of SESAC’s other rights or remedies, including the right to dispute any amounts owed to SESAC under this Agreement. SESAC’s rights and LICENSEE’s obligations arising from this paragraph shall survive any termination of this Agreement.

b)	In the event an examination reveals that LICENSEE has underpaid any License Fee due SESAC, LICENSEE shall submit the additional amount due within forty-five (45) days from SESAC’s written request for such payment. Should such an examination reveal that LICENSEE has underpaid SESAC any License Fee by five percent (5%) or more, LICENSEE shall pay the reasonable costs and expenses of the examination, plus a finance charge on the License Fee shown due, which will be one and one-half percent (1.5%) per month from the date(s) the License Fee(s) should have been paid pursuant to this Agreement.

7.	Territory

The authorization provided in this Agreement shall be limited to the United States of America, its territories and possessions and the Commonwealth of Puerto Rico

8.	Confidentiality

Neither party shall provide this Agreement, or disclose any of its terms, including without limitation the license fees or other consideration required hereunder, to any person or entity without the prior written consent of the other party, except as may be required by law. In the event that LICENSEE or SESAC, as the case may be, believes it may be obligated by law to disclose such information, it shall advise the other party and cooperate with the other party in seeking to limit the scope of such disclosure and to make such disclosure subject to a protective order or similar device designed to maintain the confidentiality of this information. LICENSEE’s obligation under this paragraph shall survive any termination of this Agreement. Nothing the foregoing shall prohibit SESAC from using the information contained in LICENSEE’s reports submitted pursuant to this Agreement for royalty allocation among SESAC’s affiliated composers, songwriters and music publishers and for other internal business purposes.

9.	General

a)	The parties acknowledge that this Agreement, its schedules and any addenda are experimental in nature. Accordingly, this Agreement is entered into without prejudice to the positions that either party may take in any subsequent discussions or licensing arrangements and shall not be considered to establish or serve as a precedent of any kind for the parties’ future business arrangements.

b)	SESAC shall have the right, upon notice, to withdraw from the scope of this Agreement the right to perform any musical composition authorized hereunder as to which an action has been threatened, instituted, or a claim made that SESAC does not have the right to license the performance rights in such composition.

c)	This Agreement shall be binding upon and inure to the benefit of SESAC’s and LICENSEE’s legal representatives, successors and assigns, but no assignment shall relieve SESAC or LICENSEE of their obligations under this Agreement. LICENSEE shall notify SESAC in writing within thirty (30) days of any change of ownership or control of LICENSEE’s operations.

d)	Any assignment of LICENSEE’s rights hereunder to a third party shall be limited to LICENSEE’s products and services that are authorized under this Agreement and shall not apply to said third party’s pre-existing products, services or other activities. Notwithstanding any other provision of this Agreement, in the event that LICENSEE merges with, acquires, or is acquired by (in whole or in part) any other entity, LICENSEE’s obligations to SESAC shall not be discharged or reduced (but shall survive such merger or acquisition). In the event that such other entity is also a SESAC licensee, such merger or acquisition shall have no effect on such entity’s own obligations under any agreement between SESAC and the other entity.

e)	In the event that LICENSEE assigns its rights hereunder to a third party that, at the time of the assignment or thereafter, is engaged in providing its own products or services, but is not licensed by SESAC to provide such products or services, such assignment shall not relieve the third party of whatever independent obligation that third party may have to obtain authorization to publicly perform the Compositions.

f)	This Agreement shall be governed by and subject to the laws of the State of New York, applicable to agreements made and to be wholly performed in New York.

g)	This Agreement represents the parties entire understanding with regard to the subject matter hereof and supersedes and cancels all prior negotiations and understandings between SESAC and LICENSEE in connection with the subject matter hereof.

h)	No modification of this Agreement shall be valid or binding unless in writing and executed by SESAC and LICENSEE.

i)	If any part of this Agreement shall be determined to be invalid or unenforceable by a court of competent jurisdiction or by any other legally constituted body having the jurisdiction to make such determination, the remainder of this Agreement shall remain in full force and effect.

j)	No waiver of any breach of this Agreement shall be deemed a waiver of any preceding, continuing or succeeding breach of the same, or any other provision of this Agreement.

10.	Music Usage Reports

a)	With respect to LICENSEE’s performances authorized hereunder, on or before January 15, April 15, July 15 and October 15 of each calendar year, LICENSEE shall provide to SESAC copies of LICENSEE’s program records, server logs or similar records listing the particular musical compositions performed via the Licensed Service in the same manner as LICENSEE historically has provided such information to SESAC. Each report shall contain the above information for the immediately previous calendar quarter period. In the event that any requested information is contained in LICENSEE’s reports to SoundExchange or other music licensing organization or entity, LICENSEE may provide SESAC with copies of such reports. Upon any termination of this Agreement, LICENSEE shall remain obligated to submit such materials to SESAC for the period from the Effective Date through the last day of the calendar month when such termination becomes effective and this obligation shall survive any termination of this Agreement.

b)	LICENSEE shall submit any reports required under Paragraph 10 electronically in a file format compatible with SESAC’s computer system (e.g. an Excel spreadsheet) in the same manner as LICENSEE historically has provided such information to SESAC or, in the alternative, via such other commercially accepted reporting method upon which the parties agree prior to LICENSEE’s submission of a report. SESAC may require LICENSEE to submit reports under this Paragraph 10 to a third party designee in a standard format (e.g. the SoundExchange format) compatible with such third party designee’s computer system.

IN WITNESS THEREOF, the parties have caused this Agreement to be duly signed as of this first day of July, 2007.

LICENSEE (Pandora Media, Inc.)

By:	/s/ Joseph J. Kennedy
An Authorized Signer CEO / President

SESAC, Inc.

By:	/s/ J.D. Connell
An Authorized Signer

SCHEDULE “A” TO SESAC INTERNET PERFORMANCE LICENSE FOR PANDORA

1.	FEE SCHEDULE

2007 Music Multiplier	2007 Semi-Annual Minimum Fee
.003	$ 5,000

2.	DEFINITIONS

Except where otherwise specified herein, each term used in this Schedule that has been defined in the SESAC Internet Performance License for Pandora shall have the same meaning herein. For the purposes of the Agreement and this Schedule “A,” the following additional terms shall have the following meanings.

A.	“Revenue” means all payments made to LICENSEE in connection with the Licensed Service including payments made to any other entity that is under the same or substantially the same ownership, management and/or control as LICENSEE as well as the fair market value of any goods or services provided as barter instead of payment and all payments received by LICENSEE from the sale or other disposition of any goods or services provided as barter.

B.	“Distribution Revenue” means Revenue generated from providing access to, or the disposition of, content available via the Licensed Service including, without limitation, Revenue generated by way of agreements between LICENSEE and third parties pursuant to which LICENSEE provides the Licensed Service on such third party’s behalf (e.g. MSN Radio), pay per view fees and subscription fees.

C.	“Advertising Revenue” means any and all Revenue generated from advertising, sponsorship and promotional materials provided by means of the Licensed Service (including without limitation banner ads as well as advertising and/or other promotional materials placed in the content available via the Licensed Service); and any monetary promotional considerations received from content providers or others relevant to the carriage of programming content on the Licensed Service.

D.	“Other Revenue” means all Revenue generated by means of the Licensed Service other than Distribution Revenue and Advertising Revenue.

3.	CALCULATION OF LICENSE FEES

For each calendar semi-annual period during the Term, LICENSEE shall pay SESAC, in advance, a license fee which shall be equal to the greater of (i) the then current Music Multiplier times LICENSEE’s Distribution Revenue, Advertising Revenue and Other Revenue reported in the relevant license fee report and (ii) the then current Semi-Annual Minimum Fee.

4.	PAYMENT OF LICENSE FEES

A.	On or before each December 1 and June 1 during the Term (except the report due on June 1, 2007 shall be submitted upon the complete execution of this Agreement), LICENSEE shall submit to SESAC a license fee report which shall state (i) the amount of LICENSEE’s Distribution Revenue, Advertising Revenue and Other Revenue for the period from the immediately preceding May 1 through October 31 or November 1 through April 30, respectively, and (ii) based on the sum of such revenue multiplied by the then current Music Multiplier, the semi-annual license fee payable to SESAC as provided hereunder for the ensuing calendar semi-annual period. LICENSEE shall pay its semi-annual license fee at such time.

B.	LICENSEE shall pay all License Fees and submit all reports required under this Schedule for the period from the Effective Date through the last day of the calendar month when any termination of this Agreement becomes effective. LICENSEE’s obligation to pay the License Fees and submit such statements for the period covered by this Agreement shall survive any termination of this Agreement.

LICENSE FEE REPORT (2007)

Company Name:

URL of Web Site:

I.	Identify reporting period by checking the appropriate box

	☐	Report due December 1 Reporting Period:	immediately previous May 1 through October 31

	☐	Report due June 1 Reporting Period:	immediately previous November 1 through April 30

II.	Revenue received for reporting period
1.
	A. Distribution Revenue	$

	B. Advertising Revenue	$

	C. Other Revenue	$

	D. Total	$

2.	Music Multiplier (from Fee Schedule)		.003

3.	Line 1.D × Line 2	$

4.	Minimum Semi-Annual License Fee (from Fee Schedule)		$5,000

5.	License Fee Due SESAC (Greater of Line 3 and Line 4)	$

III.	CERTIFICATION

On behalf of LICENSEE and as a duly authorized employee or agent thereof, I hereby certify that the information contained in this Initial License Fee Report is true and accurate.

BY:
(signature)

(print name)
TITLE:
DATE: